Exhibit 10.2

February 24, 2025

VIA ELECTRONIC MAIL

Continental Stock Transfer & Trust

17 Battery Place

New York, New York 10004

Re:	Irrevocable Transfer Agent Instructions

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated December 22, 2024 (the “Purchase Agreement”), entered into by and between Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and certain institutional investors (the “Purchasers”), in connection with the issuance and sale of 15,151,514 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (CUSIP No. 034569103), to the Purchasers as described in the Purchase Agreement.

Continental Stock Transfer & Trust (the “Transfer Agent”), as registrar and transfer agent of the Company’s Common Stock, is hereby irrevocably authorized and directed to restrict the 10,101,010 shares of Common Stock (the “Subject Shares”) that were issued to 22NW Fund, LP (“22NW”) pursuant to the Purchase Agreement, such that 22NW may not vote, sell, transfer, pledge or otherwise dispose of the Subject Shares for a period commencing from the date hereof and ending on the effective date of stockholder approval (the “Stockholder Approval”), of the removal of such restrictions (the “Lock-Up Period”).

During the Lock-Up Period, all Subject Shares shall be subject to the provisions of that certain Lock-Up Agreement, dated February 24, 2025, by and between the Company and 22NW (the “Lock-Up Agreement”). The Company and 22NW intend that these instructions require the placement of a restrictive legend (the “Lock-Up Legend”) on all applicable share certificates or book entry statements representing the Subject Shares, in addition to any legends that may already be affixed to such certificates or book entry statements, as follows:

THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.

The Lock-Up Legend set forth above shall be removed, and you are hereby further irrevocably authorized and directed to issue a certificate without such legend to 22NW, as the holder of any Subject Shares upon which it is stamped, within one (1) Trading Day upon your receipt of written notice from the Company that the requisite Stockholder Approval has been obtained. The Company agrees to promptly notify you upon obtaining the requisite Stockholder Approval. You shall have no duty or obligation to confirm the accuracy of the Company’s written notice advising that Stockholder Approval has been obtained, but 22NW and the Company understand that you reserve the right to do so in your sole discretion. Nothing herein shall be construed to require you, in your sole discretion, to take any action which would violate state or federal rules, regulations or law. If an instruction herein would require such a violation, such instructions, but not any other term herein, shall be void and unenforceable.

The Company shall indemnify and defend you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its and Transfer Agent’s attorney) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder including a claim by the Company, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). You shall have no liability to the Company or 22NW in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Company and 22NW expressly understand and agree that nothing in this Irrevocable Transfer Agent Instructions shall require or be construed in any way to require the you, in your sole discretion as the Transfer Agent, to do, take or not do or take any action that would be contrary to any Federal or State law, rule, or regulation including but expressly not limited to both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

The Company agrees that in the event you resign as the Company’s Transfer Agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five (5) business days. Furthermore, if the Company decides to terminate you as Transfer Agent in accordance with the terms of your engagement, the Company agrees to immediately notify 22NW that it has provided such notice to you. The Company and 22NW agree that any action which names you as a party shall be brought in a court of general jurisdiction in New York, and no other court.

22NW is intended to be a party to these instructions and is a third-party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of 22NW.

Sincerely,

/s/ Richard Cunningham

Richard Cunningham
Chief Executive Officer

Acknowledged and agreed:

22NW FUND, LP

By: 22NW Fund GP, LLC, its General Partner

By:	/s/ Aron English
Name:	Aron English
Title:	Manager